Viad Corp Announces First Quarter 2014 Financial Results

Income from Continuing Operations per Share of $0.46

Income Before Other Items per Share of $0.36

PHOENIX, April 25, 2014 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced first quarter 2014 income from continuing operations of $9.3 million, or $0.46 per diluted share. Viad's income before other items of $7.4 million, or $0.36 per diluted share, excludes $107,000 of restructuring charges, after taxes, and $2.0 million, or $0.10 per diluted share, related to favorable tax matters. This compares to the Company's prior guidance of income before other items in the range of $0.28 to $0.38 per share and 2013 first quarter income before other items of $0.44 per share.

  Revenue was $285.6 million as compared to $285.2 million in 2013.
  Segment operating income was $13.4 million as compared to $13.6 million in 2013.
  Free cash flow was $19.7 million as compared to an outflow of $13.9 million in 2013.
  Cash and cash equivalents were $47.3 million at March 31, 2014.
  Debt was $1.7 million, with a debt-to-capital ratio of 0.5% at March 31, 2014.

Paul B. Dykstra, chairman, president and chief executive officer, said, "We are off to a very good start in 2014. Both of our business units performed well with results in-line with or better than the upper range of prior guidance. For the quarter, we delivered strong financial results that we believe will continue throughout 2014."

As previously announced, the Company's contract to provide concessions within Glacier National Park expired on December 31, 2013. As a result, the Company reclassified prior year operating results related to the contract as discontinued operations. Additionally, all 2014 income and expenses related to the contract, including the $25 million of possessory interest proceeds received in January (net of related taxes and non-controlling interest), were classified as income from discontinued operations.

Business Group Highlights

	First Quarter
($ in millions)	2014	2013	Change

Revenue:
Marketing & Events Group:
U.S.	$ 221.4	$ 218.3	$ 3.1	1.4%
International	58.7	60.0	(1.3)	-2.2%
Intersegment eliminations	(2.3)	(1.6)	(0.7)	-40.7%
Total	277.8	276.8	1.1	0.4%
Travel & Recreation Group	7.8	8.4	(0.6)	-6.9%
Total	$285.6	$285.2	$ 0.5	0.2%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$15.9	$14.1	$ 1.7	12.3%
International	2.3	4.4	(2.1)	-47.2%
Total	18.2	18.5	(0.3)	-1.8%
Travel & Recreation Group	(4.8)	(4.9)	0.1	2.1%
Total	$13.4	$ 13.6	$ (0.2)	-1.7%

Operating margins:
Marketing & Events Group	6.5%	6.7%	(20)	bps
Travel & Recreation Group	-61.5%	-58.5%	(300)	bps
Total	4.7%	4.8%	(10)	bps

Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Marketing & Events Group

For the first quarter of 2014, the Marketing & Events Group posted revenues of $277.8 million and operating income of $18.2 million. These results were closely in line with 2013 first quarter results and at the high end of the Company's prior guidance.

U.S. segment revenue was $221.4 million as compared to 2013 revenue of $218.3 million. Segment operating income increased 12.3 percent to $15.9 million versus the first quarter of 2013. Results for the quarter were impacted by positive show rotation of approximately $38 million and base same-show revenue growth of 3.9 percent, which more than offset the loss of The International Consumer Electronics Show. Base same-show revenue is defined as revenue from shows that take place in the same city during the same quarter each year. The improvement in operating results on relatively flat revenue was primarily driven by our continued cost structure improvements and higher accruals for performance-based incentives during the 2013 first quarter.

International segment revenue was $58.7 million compared to $60.0 million in the first quarter of 2013. Operating income was $2.3 million as compared to $4.4 million during the 2013 quarter. Foreign exchange rate variances had a favorable impact on revenue and operating income of approximately $1.1 million and $48,000, respectively, as compared to the 2013 first quarter. Excluding foreign exchange rate variances, revenue decreased by approximately $2.4 million, primarily driven by negative show rotation revenue of approximately $3 million. The decrease in operating income reflected lower revenue as well as changes in the mix of business.

Dykstra said, "This was a strong quarter for the Marketing & Events Group. Our U.S. segment continued to drive margin improvement, posting a 70 basis point increase in U.S. segment operating margin as compared to the 2013 first quarter and driving a 12 percent increase in U.S. segment operating income. During the quarter, we produced the largest tradeshow in North America, CONEXPO/CON-AGG and IFPE, which set new records for both exhibit space and number of exhibitors. We also continue to make solid progress on the business development front, with some key wins and renewals during the quarter."

Travel & Recreation Group

Travel & Recreation Group revenue for the seasonally slow first quarter was $7.8 million with an operating loss of $4.8 million, as compared to 2013 first quarter revenue of $8.4 million and operating loss of $4.9 million. Foreign exchange rate variances versus 2013 had an unfavorable impact on revenue of $614,000 and a favorable impact on operating income of $243,000.

Dykstra said, "Operating results for the Travel & Recreation Group during the seasonally slow first quarter were slightly better than our prior guidance, with stronger occupancy at Grouse Mountain Lodge. We look forward to the segment's substantial profit contributions during the summer tourism season."

2014 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, "We delivered strong first quarter results and expect significant growth for the full year. We expect the Marketing & Events Group to benefit from continued industry growth, positive show rotation and our relentless focus on driving efficiencies to improve operating margins. In our Travel & Recreation Group, we are excited to open the Glacier Skywalk attraction this May and are focused on driving operating efficiencies within the business. Overall, we expect another year of improved margins from both business units and we are keenly focused on business development opportunities to drive profitable top line growth and enhanced shareholder value."

2014 Full Year Guidance

Marketing & Events Group

  Revenue is expected to increase at a high single to low double-digit rate from $844.9 million in 2013.
    Base same-show revenue is expected to increase at a low to mid single-digit rate in the U.S. Base same shows are defined as shows that take place in the same city during the same quarter each year.
    Show rotation is expected to have a net positive impact on full year revenue of approximately $60 million.  Show rotation refers to shows that occur less frequently than annually, as well as annual shows that shift quarters from one year to the next.

First quarter show rotation had a positive impact on revenue of approximately $35 million.

Second quarter show rotation is expected to negatively impact revenue by approximately $10 million.

Third quarter show rotation is expected to positively impact revenue by approximately $45 million.

Fourth quarter show rotation is expected to negatively impact revenue by approximately $10 million.

    Exchange rate variances are not expected to have a meaningful impact on results versus 2013.
  Operating margins are expected to reach approximately 4 percent, compared to 2.4 percent in 2013, driven primarily by continued improvements in U.S. segment profitability.

Travel & Recreation Group

  Revenue is expected to increase at a low to mid single-digit rate from $108.4 million in 2013. Exchange rate variances are expected to negatively impact revenue by approximately $6 million versus 2013.
  Operating margins are expected to approximate 21 percent to 22 percent, up from 20.1 percent in 2013.

Corporate & Other

  Corporate activities expense is expected to approximate $9.0 million to $9.5 million.
  Exchange rates are assumed to approximate $0.90 U.S. Dollars per Canadian Dollar and $1.64 U.S. Dollars per British Pound (on a weighted-average basis). Exchange rate variances are expected to negatively impact income by approximately $0.04 per share versus 2013.
  The effective tax rate on income before other items is assumed to approximate 28 percent to 30 percent, as compared to 32 percent in 2013.

2014 Second Quarter Guidance

For the second quarter, Viad's income per share is expected to be in the range of $0.34 to $0.44. This compares to second quarter 2013 income before other items of $0.35 per share. Revenue is expected to be in the range of $237 million to $251 million as compared to $246.2 million in the 2013 second quarter. Segment operating income is expected to be in the range of $11.5 million to $15.0 million as compared to $11.5 million in 2013.

Implicit within this guidance, are the following group revenue and operating income expectations:

($ in millions)	Group Revenue				Group Operating Income
		2014 Guidance				2014 Guidance
	2013	Low End	High End		2013	Low End	High End

Marketing & Events Group	$219.8	$211	to	$221	$8.2	$8.0	to	$11.0
Travel & Recreation Group	$ 26.4	$26	to	$30	$3.3	$3.0	to	$4.5

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of first quarter 2014 results on Friday, April 25 at 9 a.m. (ET). During this call, Paul B. Dykstra, chairman, president and chief executive officer of Viad Corp, will discuss the conclusion of the Company's review of strategic options to enhance shareholder value. To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (866) 463-2174 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, composed of Global Experience Specialists and affiliates, and its Travel & Recreation Group, composed of Brewster Travel Canada, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts: Joe Diaz Lytham Partners (602) 889-9660 diaz@lythampartners.com	Carrie Long Viad Corp (602) 207-2681 IR@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended March 31,
(000 omitted, except per share data)	2014	2013	$ Change	% Change

Revenues	$ 285,641	$ 285,159	$ 482	0.2%

Segment operating income	$ 13,361	$ 13,595	$ (234)	-1.7%
Corporate activities (Note A)	(2,039)	(806)	(1,233)	**
Restructuring charges (Note B)	(211)	(720)	509	70.7%
Net interest expense	(233)	(158)	(75)	-47.5%
Income from continuing operations before Income taxes	10,878	11,911	(1,033)	-8.7%
Income taxes (Note C)	(1,697)	(3,636)	1,939	53.3%
Income from continuing operations	9,181	8,275	906	10.9%
Income (loss) from discontinued operations (Note D)	15,238	(485)	15,723	**
Net income	24,419	7,790	16,629	**
Net (income) loss attributable to noncontrolling interest	(2,537)	275	(2,812)	**
Net income attributable to Viad	$ 21,882	$ 8,065	$ 13,817	**

Amounts Attributable to Viad Common Stockholders:
Income from continuing operations	$ 9,312	$ 8,453	$ 859	10.2%
Income (loss) from discontinued operations	12,570	(388)	12,958	**
Net income	$ 21,882	$ 8,065	$ 13,817	**

Diluted income per common share (Note E):
Income from continuing operations attributable to Viad common shareholders	$ 0.46	$ 0.42	$ 0.04	9.5%
Income (loss) from discontinued operations attributable to Viad common shareholders	0.62	(0.02)	0.64	**
Net income attributable to Viad common shareholders	$ 1.08	$ 0.40	$ 0.68	**

Basic income per common share (Note E):
Income from continuing operations attributable to Viad common shareholders	$ 0.46	$ 0.42	$ 0.04	9.5%
Income (loss) from discontinued operations attributable to Viad common shareholders	0.62	(0.02)	0.64	**
Net income attributable to Viad common shareholders	$ 1.08	$ 0.40	$ 0.68	**

Common shares treated as outstanding for income per share calculations:
Weighted-average outstanding common shares	19,949	19,790	159	0.8%

Weighted-average outstanding and potentially dilutive common shares	20,330	20,193	137	0.7%

** Change is greater than +/- 100 percent
VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A)	Corporate Activities — The increase in corporate activities expense for the three months ended March 31, 2014 was primarily due to the timing of certain legal, consulting and other expenses.

(B)

Restructuring Charges — During the three months ended March 31, 2014 and 2013, Viad recorded net restructuring charges of $211,000 ($107,000 after-tax) and $720,000 ($539,000 after-tax), respectively. The charges primarily related to the elimination of certain positions in the Marketing & Events Group.

(C)

Income Taxes — During the three months ended March 31, 2014, Viad reversed a portion of its valuation allowance related to foreign tax credit carryforwards and recorded certain other adjustments related to deferred taxes.

(D)

Income from Discontinued Operations — On December 31, 2013, Glacier Park's concession contract with the Park Service to operate lodging, tour and transportation and other hospitality services for Glacier National Park expired. Upon completion of the contract term, Viad received cash payments in January 2014 totaling $25.0 million for the Company's possessory interest. This resulted in a pre-tax gain of $21.5 million and an after-tax gain of $15.2 million which was recorded as income from discontinued operations. In addition, 2013 results related to the operations of Glacier Park's concession contract business have been reclassified as discontinued operations. Table Three presents the 'As Previously Reported' and an 'As Revised' format of operations of the Company.

(E)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended March 31,
(000 omitted, except per share data)	2014	2013	$ Change	% Change

Net income attributable to Viad	$ 21,882	$ 8,065	$ 13,817	**
Less: Allocation to nonvested shares	(424)	(198)	(226)	**
Net income allocated to Viad common shareholders	$ 21,458	$ 7,867	$ 13,591	**

Weighted-average outstanding common shares	19,949	19,790	159	0.8%

Basic income per common share attributable to Viad common shareholders	$ 1.08	$ 0.40	$ 0.68	**

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended March 31,
(000 omitted)	2014	2013	$ Change	% Change

Income before other items (Note A):
Income from continuing operations attributable to Viad	$ 9,312	$ 8,453	$ 859	10.2%
Restructuring charges, net of tax	107	539	(432)	80.1%
Favorable tax matters	(2,034)	-	(2,034)	**
Income before other items	$ 7,385	$ 8,992	$ (1,607)	-17.9%

(per diluted share)

Income before other items:
Income from continuing operations attributable to Viad	$ 0.46	$ 0.42	$ 0.04	9.5%
Restructuring charges, net of tax	-	0.02	(0.02)	**
Favorable tax matters	(0.10)	-	(0.10)	**
Income before other items	$ 0.36	$ 0.44	$ (0.08)	-18.2%

	Three months ended March 31,
(000 omitted)	2014	2013	$ Change	% Change

Adjusted EBITDA (Note A):
Net income attributable to Viad	$ 21,882	$ 8,065	$ 13,817	**
(Income) loss from discontinued operations	(12,570)	388	(12,958)	**
Interest expense	331	300	31	-10.3%
Income taxes	1,781	3,695	(1,914)	51.8%
Depreciation and amortization	6,726	6,778	(52)	0.8%
Adjusted EBITDA	$ 18,150	$ 19,226	$ (1,076)	-5.6%

	Three months ended March 31,
(000 omitted)	2014	2013	$ Change	% Change

Free Cash Flow (Outflow) (Note A):
Net cash provided by (used in) operating activities	$ 25,170	$ (5,575)	$ 30,745	**
Capital expenditures	(5,516)	(8,320)	2,804	33.7%
Free cash flow (outflow)	$ 19,654	$ (13,895)	$ 33,549	**

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

VIAD CORP AND SUBSIDIARIES
TABLE THREE - QUARTERLY AND FULL YEAR RESULTS
(UNAUDITED)

(000 omitted, except per share data)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013

As Revised:

Revenue:
Marketing & Events Group	$ 276,761	$ 219,813	$ 156,486	$ 191,844	$ 844,904
Travel & Recreation Group	8,398	26,367	63,681	9,997	108,443
Total	$ 285,159	$ 246,180	$ 220,167	$ 201,841	$ 953,347

Segment operating income (loss):
Marketing & Events Group	$ 18,507	$ 8,189	$ (7,904)	$ 1,300	$ 20,092
Travel & Recreation Group	(4,912)	3,266	26,627	(3,162)	21,819
Total	13,595	11,455	18,723	(1,862)	41,911
Corporate activities	(806)	(1,167)	(2,034)	(2,748)	(6,755)
Restructuring charges	(720)	(773)	(639)	(1,661)	(3,793)
Impairment charges	-	-	(3,049)	-	(3,049)
Net interest expense	(158)	(186)	(164)	(176)	(684)
Income (loss) from continuing operations before income taxes	11,911	9,329	12,837	(6,447)	27,630
Income taxes	(3,636)	(2,940)	(3,567)	1,833	(8,310)
Income (loss) from continuing operations	8,275	6,389	9,270	(4,614)	19,320
Income (loss) from discontinued operations	(485)	(329)	3,478	(298)	2,366
Net income (loss)	7,790	6,060	12,748	(4,912)	21,686
Net loss (income) attributable to noncontrolling interest	275	193	(893)	294	(131)
Net income (loss) attributable to Viad	$ 8,065	$ 6,253	$ 11,855	$ (4,618)	$ 21,555

Income (loss) before other items (per diluted share):
Income (loss) from continuing operations attributable to Viad	$ 0.42	$ 0.32	$ 0.44	$ (0.22)	$ 0.96
Impairment charges, net of tax	-	-	0.07	-	0.07
Restructuring charges, net of tax	0.02	0.03	0.02	0.06	0.13
Favorable tax matters	-	-	-	(0.02)	(0.02)
Income (loss) before other items	$ 0.44	$ 0.35	$ 0.53	$ (0.18)	$ 1.14

As Previously Reported:

Revenue:
Marketing & Events Group	$ 276,761	$ 219,813	$ 156,486	$ 191,844	$ 844,904
Travel & Recreation Group	8,402	29,501	79,987	9,998	127,888
Total	$ 285,163	$ 249,314	$ 236,473	$ 201,842	$ 972,792

Segment operating income (loss):
Marketing & Events Group	$ 18,507	$ 8,189	$ (7,904)	$ 1,300	$ 20,092
Travel & Recreation Group	(5,680)	2,692	32,528	(3,741)	25,799
Total	12,827	10,881	24,624	(2,441)	45,891
Corporate activities	(806)	(1,167)	(2,034)	(2,748)	(6,755)
Restructuring charges	(720)	(773)	(714)	(1,684)	(3,891)
Impairment charges	-	-	(5,413)	-	(5,413)
Net interest expense	(158)	(186)	(164)	(176)	(684)
Income (loss) from continuing operations before income taxes	11,143	8,755	16,299	(7,049)	29,148
Income taxes	(3,353)	(2,695)	(4,557)	2,015	(8,590)
Income (loss) from continuing operations	7,790	6,060	11,742	(5,034)	20,558
Income (loss) from discontinued operations	-	-	1,006	122	1,128
Net income (loss)	7,790	6,060	12,748	(4,912)	21,686
Net loss (income) attributable to noncontrolling interest	275	193	(893)	294	(131)
Net income (loss) attributable to Viad	$ 8,065	$ 6,253	$ 11,855	$ (4,618)	$ 21,555

Income (loss) before other items (per diluted share):
Income (loss) from continuing operations attributable to Viad	$ 0.40	$ 0.31	$ 0.53	$ (0.24)	$ 1.01
Impairment charges, net of tax	-	-	0.14	-	0.14
Restructuring charges, net of tax	0.02	0.02	0.02	0.06	0.13
Favorable tax matters	-	-	-	(0.02)	(0.02)
Income (loss) before other items	$ 0.42	$ 0.33	$ 0.69	$ (0.20)	$ 1.26

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